P.O. BOX 738 - MARIETTA, OHIO - 45750	NEWS RELEASE
www.peoplesbancorp.com

FOR IMMEDIATE RELEASE	Contact:	John C. Rogers
March 2, 2020		Chief Financial Officer and Treasurer
(740) 373-3155

PEOPLES BANCORP INC. ANNOUNCES NEW CHIEF CREDIT OFFICER
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MARIETTA, Ohio - Peoples Bancorp Inc. ("Peoples") (NASDAQ: PEBO) today announced the promotion of Jason M. Eakle to the position of Executive Vice President, Chief Credit Officer of each of Peoples and its banking subsidiary, Peoples Bank, in each case effective April 1, 2020. Mr. Eakle will oversee all credit operations and policies for Peoples Bank and direct Peoples Bank’s credit approval process, lending philosophy and loan portfolio management.
“I am delighted that Jason has accepted the position of Chief Credit Officer,” said Chuck Sulerzyski, Peoples’ President and Chief Executive Officer. “He has a strong background in credit administration and loan underwriting, and he has played a key role for us in the development of our successful credit culture and performance in recent years. As an 11 year employee of Peoples Bank, he has a great deal of knowledge about our organization, our culture and the markets we serve, which will be invaluable in his new role.”
Mr. Eakle has over 11 years of experience in the financial services industry and an extensive background in loan and credit administration. A graduate of Marshall University (B.A. Marketing) and West Virginia University (Minor in Accounting), he currently serves as Peoples Bank’s Senior Vice President, Senior Commercial Underwriter, where he is responsible for managing Peoples Bank’s credit underwriting functions since 2016. Before that, Mr. Eakle held progressively more responsible positions with Peoples Bank in the credit function, including Vice President, Commercial Credit Portfolio Manager. Prior to joining Peoples Bank in 2009, Mr. Eakle worked for a large multinational mining and metallurgy company.
Mr. Eakle will be succeeding Robyn A. Stevens, Peoples’ current Executive Vice President, Chief Credit Officer, in the position she has held since June 2016. Ms. Stevens will resign from her positions as Executive Vice President, Chief Credit Officer, of each of Peoples and Peoples Bank effective April 1, 2020. She will then move to a part-time position with Peoples Bank as Senior Vice President, Senior Creditor Officer, where she will assist with certain credit functions. Ms. Stevens requested the change as she transitions towards retirement.
Peoples Bancorp Inc. is a diversified financial services holding company with $4.4 billion in total assets, 88 locations, including 77 full-service bank branches, and 85 ATMs in Ohio, Kentucky and West Virginia. Peoples makes available a complete line of banking, investment, insurance and trust solutions through its subsidiaries - Peoples Bank and Peoples Insurance Agency, LLC. Peoples' common shares are traded on the NASDAQ Global Select Market® under the symbol “PEBO”, and Peoples is a member of the Russell 3000 index of U.S. publicly-traded companies. Learn more about Peoples at www.peoplesbancorp.com.